UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 1, 2007

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)(1) Effective May 1, 2007, Timothy W. Lester, was appointed principal accounting officer of Cost Plus, Inc. (the “Company”). Mr. Lester is the Vice President, Controller of the Company. In his role as principal accounting officer, Mr. Lester succeeds Thomas D. Willardson, who remains with the Company as Executive Vice President and Chief Financial Officer.

(c)(2) Mr. Lester, who is 41, joined Cost Plus, Inc. in March 2007 as the Vice President, Controller. From November 1999 to February 2007, Mr. Lester served as the Corporate Controller of Lumileds Lighting BV (currently known as Philips Lumileds Lighting Company), a manufacturer of light emitting diodes.

(e) On May 1, 2007, the Compensation Committee of the Board of Directors of the Company granted performance share awards to the Company’s executive officers and certain other officers and established performance targets which must be met by the Company for the awards to be earned. These targets consist of specified levels of both comparable store sales growth and income from operations that must be achieved by the Company during the performance period. The performance period under these awards is the current 2007 fiscal year ending February 2, 2008. The Company must reach specified levels of performance during the performance period in each of the two measures before any shares will be earned. Further, up to 200% of the target awards will be earned if the Company achieves specified levels of exceptional performance. Subject to certain exceptions, awards will not become vested or be paid unless the recipient completes three years of employment with the Company following the date of the award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

	By:	/s/ Jane L. Baughman
Jane L. Baughman
Senior Vice President, Financial Operations
Dated: May 7, 2007